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                                                                    EXHIBIT 99.1

                       AMEDIA SECURES ADDITIONAL FINANCING


HOLMDEL, N.J.--(BUSINESS WIRE)--May 10, 2005--Amedia Networks, Inc. (OTCBB: AANI
- NEWS), a provider of Ethernet ultra-broadband solutions for the Triple Play Access Market, today announced that it has sold to institutional investors additional shares of its newly designated Series B 8% Convertible Preferred Stock for gross proceeds of $1.765 million, thereby increasing to $7.765 million the gross amount that Amedia raised from its recently announced private placement of Series B shares in April 2005. Management intends for these funds to be used for marketing and customer support infrastructure, advanced feature development, and for other business operations.

"We believe that the enthusiasm of these additional institutions to participate in this funding is a strong endorsement of the opportunity that Amedia represents," commented Frank Galuppo, President and Chief Executive Officer of Amedia. "The total amount of the investment continues to fit within our original parameters for this raise and is consistent with our overall funding philosophy."

The newly placed convertible Series B shares contain the same substantive terms and conditions as the Series B shares that were sold in the first round on April 26, 2005, including an initial conversion rate of $1.01 per share, subject to certain specified adjustments, and 50% warrant coverage. The new investors received five-year warrants to purchase up to approximately 873,760 shares of Amedia's common stock at an initial per share exercise price of $1.50, which is also subject to certain adjustments. As with the amount raised in April, half of the gross proceeds from this round ($882,500) were deposited into the existing escrow account, pending the approval by Amedia's stockholders of an increase in the number of shares of common stock that Amedia is authorized to issue at the 2005 annual stockholders meeting which, as provided in the recently circulated proxy statements sent to the shareholders, is currently scheduled for June 9, 2005.

The common stock underlying the newly placed Series B shares and the related warrants will be included in the registration statement that Amedia anticipates filing within 60 days of the close of the initial round in April. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Amedia Networks

Amedia designs, develops, and implements Ethernet solutions for the ultra-broadband access market. These secure and flexible solutions are used by network operators deploying Fiber-to-the-Premises (FTTP) and/or Fiber-to-the-Node (FTTN) infrastructures to offer their residential and business subscribers high-speed data, video, and Voice over Internet Protocol (VoIP) services in a highly cost effective manner. For more information about Amedia, Networks, please visit WWW.AMEDIA.COM.

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This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Amedia's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Amedia's filings with the Securities and Exchange Commission (available at WWW.SEC.GOV). Amedia assumes no obligation to update any forward-looking statements.

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CONTACT:
     Amedia Networks, Inc.
     Media:
     Interprose Public Relations
     Amy Foschetti, 704-849-0433
     AMY_FOSCHETTI@INTERPROSEPR.COM
     or
     Investors:
     Elite Financial Communicaitons Group, LLC
     Dodi Handy, 407-585-1080
     AANI@EFCG.NET